Exhibit 10.4


            EMPLOYMENT AGREEMENT, made as of February 24, 2000 (the "Effective Date"), between TRIARC COMPANIES, INC. ("Triarc") and Eric D. Kogan (the "Employee").

            1.    Employment, Duties and Acceptance

                  1.1. Triarc hereby employs the Employee, for the Term (as hereinafter defined) to render exclusive and full-time services to Triarc as a senior executive officer of Triarc with the title of Executive Vice President--Corporate Development and, in connection therewith, to perform such duties commensurate with such office, as shall be assigned to him by the Chairman and Chief Executive Officer or the President and Chief Operating Officer.

                  1.2. The Employee hereby accepts such employment and agrees to render the exclusive, full-time services described above. The Employee further agrees to accept election and to serve during all or any part of the Term as an officer, director or representative of any subsidiary or affiliate of Triarc, without any compensation therefor other than that specified in this Agreement. Employee may (i) serve on corporate, civic, professional, educational, philanthropic or charitable boards or committees and (ii) deliver lectures or fulfill speaking engagements, as long as such activities do not significantly interfere with the performance of Employee's responsibilities hereunder.

                  1.3. The duties to be performed by the Employee hereunder shall be performed primarily in New York, New York, subject to reasonable travel requirements on behalf of Triarc. Triarc shall not relocate the Employee outside of New York, New York without his prior written consent. The Employee will be entitled to such amounts of paid vacation time as are comparable to that provided to other senior executives of Triarc (but in any event, not less than four weeks per annum).

            2.    Term of Employment

                  The term of the Employee's employment under this Agreement (the "Term") shall commence as of the Effective Date, and, subject to Section 4, shall end on the third anniversary of the Effective Date; provided, however, that the Term shall automatically be extended for successive one-year periods on each annual anniversary of the Effective Date unless, not later than 180 days preceding the date of any such extension, Triarc or the Employee shall have given written notice to the other party that it does not wish to further extend the Term (the Term and, unless the period of employment is not so extended (as provided for in the above proviso), such additional period(s) of employment, are collectively referred to herein as the "Term"). Each successive 12 month period

(commencing on the date hereof) during the Term of this Agreement is sometimes referred to herein as a "Contract Year."

            3.    Compensation

                  3.1. During the Term, Triarc agrees to pay to the Employee as his salary (the "Salary") for the services to be performed by him as provided herein compensation at the rate of $475,000 per year, payable in equal monthly installments or more frequently, less such deductions or amounts to be withheld as shall be required by applicable law and regulations. Triarc may increase, but not decrease the Salary from time to time during the Term.

                  3.2. In addition to the Salary, the Employee shall also be eligible during each of Triarc's fiscal years (a "Fiscal Year") throughout the Term to receive bonuses from time to time as appropriate, in the sole discretion of Triarc, and to participate in the 1999 Executive Bonus Plan. The aggregate of such bonus payments with respect to any such fiscal year shall be referred to herein as that fiscal year's "Bonus".

                  3.3. Triarc agrees to reimburse the Employee for or to pay at the Employees' direction all expenses reasonably incurred by the Employee in the course of performing his duties under this Agreement. The Employee agrees to submit such written documentation as Triarc may reasonably request in order to verify the expenditure of such funds or the incurrence of such expenses to Triarc's reasonable satisfaction, the submission of which shall be a condition of reimbursement for or payment of same.

                  3.4. The Employee shall be entitled to all rights and benefits for which he shall be eligible under any long or short-term management incentive plan (whether cash or equity based, or otherwise), retirement, retirement savings, profit-sharing, pension or welfare benefit plan, life, disability, health, dental, hospitalization and other forms of insurance, and all other so-called "fringe" benefits or perquisites which Triarc shall from time to time provide for its senior executives. Without limitation, Triarc shall, with respect to payments made under this Agreement, make maximum matching contributions under Triarc's 401(k) plan to the extent permitted by applicable law and such plan.

                  3.5.  The  Employee  will  cooperate  in  assisting  Triarc in obtaining a key man life insurance policy on the life of Employee, the beneficiary of which shall be named by Triarc, including completing all necessary application materials and submitting to one or more physical examinations with a physician of Triarc's choice.

            4.  Termination

                  4.1. If the Employee shall die during the Term, this Agreement shall terminate, except that the Employee's estate shall be entitled to receive a lump sum payment in cash within 30 days of the date of death, of the following amounts:

                  a. to the extent not theretofore paid, Employee's then current Salary through the date of termination plus any Bonus amounts which have become payable and any accrued vacation pay;

                  b. two and one-half (2-1/2) times the sum of employer contributions paid or accrued on Employee's behalf to any qualified or nonqualified defined contribution retirement plans during the calendar year immediately preceding termination.

                  In addition, upon a termination of the Employee in accordance with this Section 4.1, Triarc shall pay the Employee's estate at the time or times determined by Triarc, but in no event less rapidly than three substantially equal annual installments beginning no later than 30 days after the date of death the following amounts: (i) Employee's then current Salary for the remainder of the Term (but in no event for more than two and one-half (2-1/2) years from the date of termination) and (ii) two and one-half (2-1/2) times the Bonus Amount (as hereinafter defined). Furthermore, upon termination of the Employee in accordance with this Section 4.1, Triarc shall (i) pay the Employee's estate, in a lump sum in cash at the time the Employee would have been entitled to receive his Bonus for the Fiscal Year in which his death occurs, the Pro-Rata Bonus (as hereinafter defined) for such Fiscal Year; (ii) continue to provide welfare benefits to the Employee and his family for the remainder of the Term at least equal to those which were being provided to them at any time within the six-month period ending on the date of termination and
(iii) credit the Employee with two and one-half (2-1/2) additional years of age and service under each of Triarc's qualified and nonqualified defined benefit pension plans in which the Employee participates at the time of termination; provided that in the case of a qualified defined benefit pension plan, the present value of the additional benefit the Employee would have accrued if he had been credited with such additional years of age and service (computed using the actuarial assumptions used for purposes of the most recent actuarial report in respect of such plan) will be paid in a lump sum in cash within thirty (30) days after the date of termination; further provided that, in computing such additional benefit, the Employee shall be deemed to earn compensation for such additional two and one-half (2-1/2) year period at the same rate as in the calendar year immediately preceding such termination. To the extent that the benefits provided for in clause (ii) are not permissible after termination of employment under the terms of Triarc's benefit plans in effect, Triarc shall pay to the Employee's estate in a lump sum in cash within thirty (30) days after the date of termination an amount equal to the after-tax cost of acquiring on a non-group basis, for the remainder of the Term, those benefits lost to the Employee and/or to the Employee's family as a result of the Employee's termination. Employee's estate shall also be entitled to receive those death benefits to which the Employee is entitled as of the date of the Employee's death under any death benefit plans, policies or arrangements of Triarc.

                  "Bonus Amount" shall mean: the greatest of (a) the largest Bonus paid to Employee in respect of the two Fiscal Years preceding the date of termination minus, in the case of any Bonus being used for purposes of calculating this clause (a) with respect to Fiscal Year 1998 or 1999, $175,000 (the "Look-Back Bonus"), (b) the Bonus which would have been paid to Employee in respect of the Fiscal Year in which termination occurs if Triarc attained its budgeted financial performance, and accomplished any other targeted goals for such year, as reasonably determined by the Compensation Committee of the Board of Directors (the "Target Bonus") or (c) the Bonus which would have been paid to the Employee in respect of the Fiscal Year in which termination occurs based on Triarc's actual performance, and actual accomplishment of any other targeted goals, as reasonably determined by the Compensation Committee of the Board of Directors (the "Actual Bonus").

                  "Pro-Rata Bonus" shall mean: the product of (x) the Bonus Amount and (y) the number of days elapsed in such year proceeding the date of termination divided by 365.

                  4.2. Triarc may terminate the Term of the Employee's employment hereunder after having established Employee's Disability (pursuant to the definition of "Disability" set forth below), by giving to Employee written notice of its intention to terminate Employee's employment. In such a case, Employee's employment with Triarc shall terminate effective on the 180th day after receipt of such notice (the "Disability Effective Date"), provided that, within 180 days after such receipt, Employee shall not have returned to full performance of Employee's duties. For purposes of this Agreement, "Disability" means personal injury, illness or other cause which, after the expiration of not less than 180 days after its commencement, renders Employee unable to perform his duties with substantially the same level of quality as immediately prior to such incident and such disability is determined to be total and permanent by a physician selected by Triarc or its insurers and acceptable to Employee or Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably).

Notwithstanding such termination, the Employee shall be entitled to the following amounts:

                  (a) the amounts described in clauses (a) and (b) of the first paragraph of Section 4.1, paid in a lump sum in cash within 30 days of the date of such termination;

                  (b) the Pro-Rata Bonus for the Fiscal Year in which the effective date of the termination occurs, paid in a lump sum in cash at the time the Employee would have been entitled to receive his Bonus for such Fiscal Year;

                  (c) the amount described in clause (iii) of the second sentence of the second full paragraph of Section 4.1 and to receive the benefits, or payment in lieu of benefits, described in clause (ii) of the second sentence and third sentence, of the second full paragraph of Section 4.1, paid in a lump sum in cash within 30 days of the date of such termination. In addition, to the extent permitted by any plan, the Employee shall be entitled to receive any disability payments to which he is eligible pursuant to any plan referred to in Section 3.4 above; and

                  (d) the amounts described in clauses (i) and (ii) of the first sentence of the second full paragraph of Section 4.1 payable to the Employee at the time or times determined by the Corporation, but in no event less rapidly then three substantially equal installments beginning on the 30th day after the termination of the Term under this Section 4.2.

                  4.3.  This  Agreement may be terminated by Triarc prior to its scheduled termination date only for Cause (as defined below). If this Agreement shall be lawfully terminated by Triarc for Cause during the Term, Triarc's obligation to pay compensation or other payments hereunder or otherwise to or for the benefit of the Employee shall cease on the effective date of such termination; provided, however, that within 30 days of the effectiveness of such termination, Triarc shall pay the Employee all Salary, business expenses, amounts payable under any plan or benefit program or other amounts that were accrued or incurred but unpaid or unreimbursed (including vacation time) at the effective date of such termination. As used herein the term "Cause" shall mean only (i) the willful and continued failure of Employee to perform substantially his duties with Triarc (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such failure subsequent to Employee being delivered a Notice of Termination (as defined in Section 12) without Cause by Triarc or Employee delivering a Notice of Termination for Good Reason to Triarc) after a written demand for substantial performance is delivered to Employee by the Board of Directors which specifically identifies the manner in which the Board believes that Employee has not substantially performed Employee's duties and Employee has failed to cure such failure to the reasonable satisfaction of the Board, (ii) the willful engaging by Employee in gross misconduct which results in substantial damage to Triarc or its affiliates, or (iii) Employee's conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony. For purpose of this Section 4.3, no act or failure to act by Employee shall be considered "willful" unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee's action or omission was in the best interests of Triarc or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Triarc shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Triarc. Cause shall not exist unless and until Triarc has delivered to Employee, along with the Notice of Termination for Cause, a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Employee if Employee is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) - (iii) above has occurred and specifying the particulars thereof in detail. The Board must notify Employee of any event constituting Cause within ninety (90) days following the Board's knowledge of its existence or such event shall not constitute Cause under this Agreement.

                  4.4. This Agreement shall, at the option of the Employee, be deemed to have been terminated by Triarc without Cause, following a Change in Control (as defined herein). The term "Change in Control" shall mean:

                     (i) the  acquisition  by any  person of more than 50% of
            the combined voting power of the outstanding securities entitled to vote generally in the election of directors of Triarc, followed by, without the prior consent of the Employee, any meaningful diminution in the Employee's duties or authority in effect immediately prior to such acquisition;

                    (ii) a majority of the Board of Directors of Triarc shall be individuals who are not nominated by the Board of Directors of Triarc, followed by, without the prior consent of the Employee, any meaningful diminution in the Employee's duties or authority in effect immediately prior to such nomination; or

                    (iii) neither Messrs. Nelson Peltz nor Peter W. May being
            Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, of Triarc.

The ownership or acquisition of any portion of the combined voting power of Triarc by DWG Acquisition Group, L.P., Nelson Peltz or Peter W. May or by any person affiliated with such persons shall in no event constitute a Change in Control. The merger, consolidation or sale of assets of Triarc or any subsidiary of Triarc with or to any corporation or entity controlled by DWG Acquisition Group, L.P., Nelson Peltz or Peter W. May or by any person affiliated with such persons shall in no event constitute a Change in Control.

                  4.5. In the event of the termination of this Agreement in accordance with Sections 4.1, 4.2 or 4.6, (A) all non-vested stock options and any other non-vested stock or stock-based awards (whether issued by Triarc or a subsidiary of Triarc) then owned by the Employee shall vest immediately and in their entirety; provided, that, in the case of options or awards granted by Triarc Beverage Holdings Corp., this Section 4.5 shall not be operative unless and until such vesting would not constitute a default or an event of default or result in a mandatory prepayment requirement under the terms of any agreement for indebtedness for borrowed money (each a "Financing Limitation"); (B) all of the Employee's (1) stock options or other stock based awards (whether issued by Triarc or a subsidiary of Triarc) granted to Employee on or after the Effective Date or (2) Triarc stock options (including those previously vested) granted before the Effective Date if the exercise price thereof is greater than the closing price of Triarc's common stock on the New York Stock Exchange on the Effective Date, shall remain exercisable until the earlier of (i) one year following such termination or (ii) their respective stated expiration dates; and
(C) any restricted stock then owned by the Employee shall vest immediately.

                  4.6. (A) In the event of the termination of this Agreement by Triarc without Cause (including pursuant to Section 4.4) or by the Employee for Good Reason (as hereinafter defined), the Employee shall be entitled to receive in a lump sum in cash within ten (10) days after the date of termination the aggregate of the following amounts:

                  (a) the amounts described in clauses (a) and (b) of the first paragraph of Section 4.1;

                  (b) Employee's then current Salary for the remainder of the Term (but in no event for more than two and one-half (2-1/2) years from the date of termination; and

                  (c) two and one-half (2-1/2) times the Bonus Amount; provided that for this purpose, the Bonus Amount shall be calculated using only the Look-Back Bonus and the Target Bonus.

                  In addition, upon termination of the Employee in accordance with this Section 4.6, the Employee shall: (i) be paid the Pro-Rata Bonus for the Fiscal Year in which the effective date of the termination occurs, in a lump sum in cash at the time the Employee would have been entitled to receive his Bonus for such Fiscal Year; (ii) if the Actual Bonus for the Fiscal Year of termination exceeds the Bonus Amount as determined in accordance with clause (c) immediately above, be entitled to receive two and one-half (2-1/2) times the amount by which the Actual Bonus exceeds such Bonus Amount in a lump sum in cash at the time the Employee would have been entitled to receive his Bonus for such Fiscal Year; (iii) be paid within 30 days of the date of termination, the amount described in clause (iii) of the second sentence of the second full paragraph of
Section 4.1 and shall receive the benefits, or payment in lieu of benefits, described in clause (ii) of the second sentence and third sentence, of the second full paragraph of Section 4.1; and (iv) receive two and one-half (2-1/2) additional years of age and service credit under each qualified and non-qualified defined benefit pension plan of Triarc in which the Employee participates at the time of termination.

                  (B) For purposes of this Agreement, "Good Reason" means:

                  (i) any failure by Triarc to comply with any of the provisions of Section 3 of this Agreement;

                  (ii) Triarc requiring the Employee to be based at any office or location other than that described in Section 1.3 hereof; or

                  (iii) any failure by Triarc to comply with and satisfy Section
                        7 of this Agreement by causing any successor to Triarc to fail to expressly assume and agree to perform this Agreement with the Employee, to the full extent set forth in said Section 7;

provided that a termination by the Employee with Good Reason shall be effective only if, within 30 days following the delivery of a Notice of Termination (as defined in Section 9) for Good Reason by the Employee to Triarc, Triarc has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Employee. For purposes of this Section 4.6, a good faith determination made by the Employee that a "Good Reason" for termination has occurred, and has not been adequately cured, shall be conclusive and binding.

                  4.7. Triarc acknowledges and agrees that the Employee shall have no duty at any time to seek other employment or to mitigate his damages hereunder. The amounts payable to the Employee under this Agreement shall be paid regardless of whether the Employee obtains other employment.

                  4.8. Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive (whether cash of equity based, or otherwise) or other plan or program provided by Triarc or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option or other agreements with Triarc or any of its affiliated companies. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of Triarc or any of its affiliated companies at or subsequent to the date on which the Employee's employment is terminated shall be payable in accordance with such plan or program. Anything herein to the contrary notwithstanding, if the Employee becomes entitled to payments pursuant to Section 4.6 hereof, the Employee agrees to waive payments under any severance plan or program of Triarc.

            5.    Inventions

                  The Employee agrees that all processes, technologies, designs and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term of this Agreement shall belong to Triarc, provided that such Inventions grew out of the Employee's work for Triarc, are related in any manner to the business (commercial or experimental) of Triarc or are conceived or made on Triarc's time or with the use of Triarc's facilities or materials. The Employee shall further: (a) promptly disclose such Inventions to Triarc; (b) assign to Triarc, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the status of the Employee as the inventor of such inventions. The Employee agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to Triarc in writing prior to the date hereof.

                  6.    Confidentiality

                  In order to maintain the fullest degree of confidentiality with respect to the business and operations of Triarc:

                  6.1. The Employee shall be required to accept and fully comply with all security and communications requirements imposed by Triarc. All equipment and facilities that Triarc determines to be necessary or appropriate for fulfilling such communications and security requirements shall be provided to the Employee at Triarc's expense. Except as otherwise provided herein, such equipment and facilities shall be returned to Triarc, as is (other than normal wear and tear), upon the termination of this Agreement.

                  6.2. The Employee agrees that all memoranda, notes, records or other documents made or compiled by the Employee in the fulfillment of his obligations under this Agreement or otherwise made available to him concerning any process, apparatus, service, or product manufactured, used, developed, investigated or seriously considered by Triarc shall be Triarc's property and shall be delivered to Triarc on the termination of this Agreement or at any other time on Triarc's request. The Employee shall not knowingly use, for himself or others, or divulge to others, other than in the ordinary course of Triarc's business, any secret or confidential information, knowledge or data of Triarc (including, without limitation, names of customers of Triarc) obtained by him as a result of his performance of this Agreement, unless authorized by Triarc.

            7.    Assignment

                  This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party shall assign or transfer any rights or obligations hereunder, except that, subject to Section 4.4 hereof, Triarc may assign or transfer this Agreement to a successor partnership, limited liability company, or corporation in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of Triarc, provided that Triarc shall require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Triarc would be required to perform if no such succession had taken place. As used in this Agreement, "Triarc" means Triarc, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Any purported assignment, other than as provided above, shall be null and void.

            8.    Indemnification; Legal Fees.

                  Triarc will indemnify the employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of Triarc or of any subsidiary or affiliate of Triarc. Triarc shall pay directly the fees and expenses of counsel and other experts incurred in connection with the enforcement of this Agreement, as they may be incurred, provided that the Employee shall be required to reimburse Triarc for any amounts so paid unless at least one material matter in dispute is decided in favor of Employee.

            9.    Notices

                  A. Any termination by Triarc with or without Cause or by the Employee with or without Good Reason or following a Change in Control shall be communicated by Notice of Termination to the other party hereto given in accordance with this Section 9. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice specifies the proposed termination date.

                  B. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by facsimile transmission, overnight courier or mailed, first-class, postage prepaid, by registered or certified mail, as follows:

                  if to Triarc:

                  280 Park Avenue
                  New York, NY 10017
                  Attention:  President
                  Fax:  212-451-3024

                  if to the Employee:

                  Eric D. Kogan
                  34 Gramercy Park East, Apt. 1AR
                  New York, NY 10003
                  Fax:  212/505-7236

or to such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by facsimile transmission (when the answer-back is received), or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

            10.   Waiver

                  No waiver of any provision of this Agreement or modification or amendment of the same shall be effective, binding or enforceable unless in writing and signed by the party to be charged therewith.

            11.   Governing Law

                  This Agreement shall be governed by and administered in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

            12. Certain Additional Payments by Triarc. (A) If it is determined (as hereafter provided) that any payment or distribution by Triarc to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Employee will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (B) Subject to the provisions of Section 12(F) hereof, all determinations required to be made under this Section 12, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Employee in his sole discretion. The Employee will direct the Accounting Firm to submit its determination and detailed supporting calculations to both Triarc and the Employee within 15 calendar days after the date of the Change in Control or the date of the Employee's termination of employment, if applicable, and any other such time or times as may be requested by Triarc or the Employee. If the Accounting Firm determines that any Excise Tax is payable by the Employee, Triarc will pay the required Gross-Up Payment to the Employee within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it will, at the same time as it makes such determination, furnish the Employee with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon Triarc and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Triarc should have been made(an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that Triarc exhausts or fails to pursue its remedies pursuant to Section 12(F) hereof and the Employee thereafter is required to make a payment of any Excise Tax, the Employee will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both Triarc and the Employee as promptly as possible. Any such Underpayment will be promptly paid by Triarc to, or for the benefit of, the Employee within five business days after receipt of such determination and calculations.

                  (C) Triarc and the Employee will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Triarc or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 12(B) hereof.

                  (D) The federal, state and local income or other tax returns filed by the Employee will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Employee. The Employee will make proper payment of the amount of any Excise Tax, and at the request of Triarc, provide to Triarc true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Triarc, evidencing such payment. If prior to the filing of the Employee's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Employee will within five business days pay to Triarc the amount of such reduction.

                  (E) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 12(B) and (D) hereof will be borne by Triarc. If such fees and expenses are initially advanced by the Employee, Triarc will reimburse the Employee the full amount of such fees and expenses within five business days after receipt from the Employee of a statement therefor and reasonable evidence of his payment thereof.

                  (F) The Employee will notify Triarc in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Triarc of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Employee actually receives notice of such claim and the Employee will further apprise Triarc of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Employee). The Employee will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to Triarc and (ii) the date that any payment of amount with respect to such claim is due. If Triarc notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee will:

            (vi) provide Triarc with any written records or documents in his possession relating to such claim reasonably requested by Triarc;

            (vii) take such action in connection  with  contesting such claim as
                  Triarc will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by Triarc;

            (viii)cooperate with Triarc in good faith in order effectively to contest such claim; and

            (ix) permit Triarc to participate in any proceedings relating to such claim; provided, however, that Triarc will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
                  Section 12(F), Triarc will control all proceedings taken in connection with the contest of any claim contemplated by this
                  Section 12(F) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that the Employee may participate therein at his own cost and expense) and may, at its option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Triarc will determine; provided, however, that if Triarc directs the Employee to pay the tax claimed and sue for a refund, Triarc will advance the amount of such payment to the Employee on an interest-free basis and will indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Triarc's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (G) If, after the receipt by the Employee of an amount advanced by Triarc pursuant to Section 12(F) hereof, the Employee receives any refund with respect to such claim, the Employee will (subject to Triarc's complying with the requirements of Section 12(F) hereof) promptly pay to Triarc the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by Triarc pursuant to Section 12(F) hereof, a determination is made that the Employee will not be entitled to any refund with respect to such claim and Triarc does not notify the Employee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 12.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    TRIARC COMPANIES, INC.


                                    By: PETER W. MAY
                                        ------------------------------
                                        Name: Peter W. May
                                        Title:President

                                    ERIC D. KOGAN
                                    ----------------------------------
                                    Eric D. Kogan